        EXHIBIT 10.3
TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT ("Agreement") is made as of the 29th day of January
2021 and will take effect on the 31st day of July, 2021 (the "Effective Date") by and between STERIS Corporation, an Ohio corporation ("Employer"), and STERIS plc, an Irish public limited company ("Parent", and together with the Employer, "Company"), and Walter M Rosebrough, Jr. ("Executive"). Capitalized terms not otherwise defined are used as defined in Exhibit A.

WHEREAS, Executive has proposed to the Board of Directors of Parent that his status as President and CEO of the Parent and Employer be terminated as of Parent's 2021 Annual General Meeting and that his level of involvement with the activities of the Parent and Employer be reduced beginning as of the Effective Date; and

WHEREAS, the Board of Directors of Parent and Executive have determined that Executive's status as President and CEO of the Company and as an officer or director of each of the Company's subsidiaries will be terminated as of the Effective Date and that his level of involvement with the activities of the Company will be reduced as described herein as of the Effective Date; and

WHEREAS, Executive and the Company desire to enter into this Agreement to govern the terms and conditions of Executive's service to the Company on and after the Effective Date, including Executive's contemplated transition to part-time employment and his entitlement to compensation and benefits during the remainder of his employment.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration the adequacy, sufficiency and receipt of which is hereby acknowledged, it is agreed as follows:

1.TERM OF AGREEMENT. Except as provided below, this Agreement will become effective on the Effective Date and, subject to the survival provisions of Section 16 hereof, will continue in effect until the earlier to occur of (the "Term"): (a) July 31, 2023 (the "Expiration Date") or (b) the termination of Executive's employment with the Company. Notwithstanding anything in this Agreement to the contrary and subject to the terms of Section 4 hereof, the Executive may terminate this Agreement and Executive's employment with the Company at any time and for any reason; and the Company may terminate this Agreement and Executive's employment with the Company at any time for Cause. Also, notwithstanding the foregoing, until the Effective Date, Executive's Company compensation and benefits shall remain unchanged.

2.POSITION AND DUTIES; RESPONSIBILITIES. Subject to earlier termination as set forth herein:

(a)Employment Period. During the period commencing on the Effective Date and ending on July 31, 2023 (the "Employment Period"), Executive will continue in employment with the Company on a part-time basis of approximately 5 days per month on average, and will perform such duties as are reasonably assigned to him by the President and Chief Executive Officer of the Company (the "CEO") or the Chairman of the Board of Directors and/or their designees.

(b)Responsibilities. During the Term, Executive shall:

(i) diligently and faithfully serve the Company in the capacity described above, and shall devote his best, good faith efforts and applicable business time and attention to the advancement

        EXHIBIT 10.3
of the Company's interests and to the benefit of Employer's shareholders and the shareholders of Parent;

(ii) diligently and faithfully carry out the policies, programs and directions of the CEO of the Company and the Board of Directors of the Parent; and

(iii) fully cooperate with such other employees of, and consultants and representatives retained by, the Company.

Executive shall perform his responsibilities hereunder from his residence in South Carolina or any other location of his choosing and shall serve as and have the title of CEO Emeritus and Senior Advisor;

3. COMPENSATION. The Company and Executive agree that the following provisions shall govern the compensation and benefits of Executive for the Employment Period and for periods subsequent to the Employment Period.

(a) Base Compensation.

(i) Employment Period. During the Employment Period, Executive shall be paid base compensation (salary) at an annual rate equal to $250,000 per year, payable in accordance with the Company's normal payroll schedule.

(b) Bonus.

(i) For that portion of the April 1, 2021 through March 31, 2022 annual bonus period that begins after the Effective Date and for each annual bonus period thereafter or portion thereof occurring during the Employment Period, Executive shall be eligible to receive a cash bonus pursuant to the terms and conditions of the Parent's Management Incentive Compensation Plan or any successor plan established by the Parent or an Affiliate (the "Bonus Plan") as in effect for the applicable bonus period, with a target bonus opportunity equal to 120% of base salary received by Executive during the applicable bonus period ; provided, however, both target and actual awards will be at the sole and absolute discretion of the Compensation and Organization Development Committee of the Board of Directors of Parent.

(c) Benefits.

(i) During the Employment Period and while employed by the Company, Executive shall be entitled to participate in the Company's 401(k).

(ii) Executive shall not be entitled to participate in the Company's Senior Executive Severance Plan, Executive Severance Plan or any other severance or similar plan arrangement or policy (collectively "Severance Plans") established or maintained by the Company or any Affiliate, on or subsequent to the Effective Date, and neither the Parent nor the Company shall be under any obligation to cause Executive to be granted or to receive any Equity Plan equity awards on or subsequent to the Effective Date. During the continuation of Executive's employment with the Company he shall continue to receive credit for service for purposes of previously granted Equity Plan

        EXHIBIT 10.3
equity awards, and in the case of a Change in Control as defined in the Equity Plan will receive the same treatment of unvested equity awards as provided in the Equity Plan.

(iii) Except as described above, during the Employment Period Executive will not be eligible to participate in any life insurance, vacation, disability or other employee benefit plan, program or arrangement sponsored or maintained by the Company or any Affiliate or in which the Company or any Affiliate participates, or to receive any perquisites (except in each case as required by applicable law); provided, however, should Executive exercise his COBRA rights to receive his current health and dental coverages under the Employer's Welfare Benefit Plan, the Company will reimburse him for the cost thereof through the period ending December 31, 2021.

(d) Reimbursement of Expenses. Executive shall be entitled to prompt reimbursement of ordinary and necessary out-of-pocket expenses reasonably incurred by him on behalf of the Company in the course of performing duties on behalf of the Company, upon furnishing appropriate documentation in form and substance satisfactory to the Company and subject to the Company's expense reimbursement policies as in effect at the time the expense is incurred. Without limiting the foregoing, Executive shall be entitled to reimbursement for expenses of travel on behalf of Company including travel to Company locations.

4.    SEPARATION.

(a)If Executive's employment with the Company is terminated by either party at any time prior to the Expiration Date, the Company shall pay to Executive his earned but unpaid salary through the date of such termination pursuant to Section 3(a) and shall reimburse Executive pursuant to Section 3(d) for expenses incurred prior to the termination, but shall have no obligation to pay any severance or other compensation or amounts after the date of termination except as specifically provided in this Section 4.

(b)If Executive's employment with the Company is terminated at any time prior to the last day of the Employment Period by the Company without Cause or because of the Executive's death or Disability, the Company will continue to pay to Executive (or his estate) the base salary amounts set forth in Section 3(a)(i) for the period commencing on the date of such termination and ending on the last day of the Employment Period and in each case pursuant to the applicable payment schedule contained in Section 3(a); provided, however, that notwithstanding the foregoing, the first such payment shall be made on the 60th day following the date of termination and shall include any payments that would have otherwise been made pursuant to the applicable payment schedule during such 60 day period.

(c)Notwithstanding anything herein to the contrary:

(i)    The Company shall not be obligated to make any payments or provide any payment under Section 4(b) ("Severance") unless (i) prior to the sixtieth (60th) day following the termination without Cause, Executive executes a general release of all claims against the Company (other than the right to receive such Severance) in favor of Company, its current and former Affiliates and shareholders, and the current and former directors, officers, employees, and agents thereof in form and substance and under procedures determined by the Company in its sole discretion to be adequate to effectively waive all such claims under applicable laws, and (ii) any

        EXHIBIT 10.3
applicable revocation period has expired during such sixty-day period without Executive revoking such release; and

(ii)If the payment of any Severance to Executive before the date which is six months after the date of his separation from service (as defined in Section 409A of the Internal Revenue Code) would cause all or any portion of the Severance to be subject to inclusion in his gross income for federal income tax purposes under Section 409A(a)(1)(A) of the Internal Revenue Code, then the payment of any such amount shall be delayed until the first business day after such date (or, if earlier, the date of his death); and

(iii)Subsequent to the termination of Executive's employment with the Company, Executive shall not be entitled to any bonus or any other payment, compensation amount, option rights, or benefit, other than as described in this Section 4 or as provided under Section 3(b) in the circumstances therein specified, and without limiting the generality of the foregoing, Executive shall not be entitled to any severance or other benefit under any Severance Plan.

(d)For the avoidance of doubt, if Executive's employment with the Company is terminated after the Effective Date and prior to the last day of the Employment Period, and such termination is by the Company for Cause or by the Executive (other than because of the Executive's death or Disability), Executive shall be entitled to receive only the amounts payable under Section 4(a) and no other payments or benefits, except as required by applicable law.

(e)In the event that the Company terminates the employment of Executive without Cause, the Company shall use reasonable efforts to handle the matter in such a way as to minimize any negative impact on Executive's career or reputation.

(f)Each Severance payment and the provision of each benefit under this Section 4 shall be considered a separate payment and not one of a series of payments under Section 409A of the Internal Revenue Code.

5.    PROTECTIVE COVENANTS. Executive agrees that the Restricted Share Agreements, Stock Option Agreements and similar and/or related agreements entered into by Executive in conjunction with the Parent's Equity Plan (including all nondisclosure, noncompetition, noninterference and other terms thereof), and any non-compete, confidentiality and other agreements between the Company and Executive ("Other Agreements") and the Company's codes and policies in effect (now or in the future) shall remain in full force and effect subject to their terms, excluding any severance policy, benefits, or other post termination obligation of the Company except as specified in Section 3(b), 3(c), 3(d), 4(b) or 4(c). This Agreement shall be in addition to and not in substitute for such Other Agreements, provided that any material breach, default or violation by Executive under any such Other Agreements shall constitute a breach of this Agreement. This Agreement and the Other Agreements are separate and distinct obligations and are intended to supplement, not conflict with, each other. However, in the event of any conflict between the terms of those Other Agreements and this Agreement, such conflict shall be governed by the terms of this Agreement. Executive acknowledges and agrees that (i) adequate consideration has been provided for this Agreement as well as the Other Agreements and that he will not dispute their binding effect, and (ii) both during and after his employment with the Company Executive will freely assist and cooperate with the Company concerning matters in his knowledge or arising from or relating to his responsibilities with the Company. Notwithstanding the foregoing or any provision of the Other Agreements, the parties specifically agree that all noncompetition covenants contained in noncompetition agreements executed by Executive in conjunction with or that constitute Other Agreements shall continue to apply to Executive for a period of two years after the end of the period in

        EXHIBIT 10.3
respect of which he is paid for employment with the Company pursuant hereto, regardless of whether he is employed for all or a portion of such period.

6. CONFIDENTIALITY. As used in this Agreement, Confidential Information means any information concerning the Company or any Affiliate of the Company that is not ordinarily provided to Persons who are not employees of the Company or Affiliates except pursuant to a confidentiality agreement, provided that any information that is or becomes publicly known, other than as a result of a breach of Executive's obligations of confidentiality under this Agreement or otherwise, shall not be, or shall cease to be considered to be, Confidential Information for purposes hereof. Executive shall not disclose Confidential Information to any Person other than: (a) an officer, director or employee of the Company or an Affiliate who needs to know such information in his or her capacity as such and (b) an attorney who has been retained by Executive or the Company with respect to matters relating to the Company and in accordance with attorney/client privilege. Except as otherwise required by law, Executive shall not use Confidential Information for any purpose unrelated to his duties as an officer, or employee of, the Company or an Affiliate. Nothing in this Agreement will prohibit Executive from disclosing Confidential Information as necessary to comply with valid legal process or investigations or to fulfill a legal duty of Executive.

7. CLAIMS. In the event that Executive becomes a party, is threatened to be made a party, or is required to provide evidence or testimony, to any pending, threatened or completed investigation, action, suit or proceeding, whether civil or criminal, relating to Executive's service to the Company, the Company shall indemnify Executive as required by and consistent with any Indemnification Agreement entered into between Executive and the Employer, Parent, or STERIS Limited or any other agreement of indemnity that may exist between Company or an Affiliate and the Executive (collectively the "Indemnity Agreement").

8. ARBITRATION. Any disputes arising out of this Agreement or connected with Executive's employment shall be submitted by Executive and the Company to arbitration in Cleveland, Ohio. The arbitration shall be conducted by the American Arbitration Association, or another arbitral body mutually agreed upon by the parties. The determination of the arbitrator shall be final and absolute. Notwithstanding this arbitration provision, the Company shall be entitled to apply to any court of competent jurisdiction for temporary or permanent injunctive relief or other equitable relief to enforce Sections 5 or 6. The decision of the arbitrator may be entered as a judgment in any court of competent jurisdiction. The non-prevailing party in the Arbitration shall pay the reasonable legal fees of the other party in enforcing this Agreement.

9. GOVERNING LAW; INTERPRETATION. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. The titles of the sections have been inserted as a matter of convenience of reference only and shall not be construed to control or affect the meaning or construction of this Agreement.

10. SEVERABILITY. In the event that any portion of this Agreement is found to be in violation of or conflict with any federal or state law, the parties agree that said portion shall be modified only to the extent necessary to enable it to comply with such law.

11. ASSIGNMENT. This Agreement shall not be assignable by either party without the prior written consent of the other; provided that the Company may, without such consent, assign this

        EXHIBIT 10.3
Agreement to any Person that acquires all or substantially all of its assets or otherwise succeeds to all or substantially all of its business and operations.

12.    NOTICES. All notices given under this Agreement shall be in writing. All notices shall be transmitted by recognized overnight courier service or by personal delivery to a party at its address given below and shall be deemed given and received upon actual receipt. The addresses of the parties for notice purposes are as follows:

If to Executive:
Walter M Rosebrough, Jr.
2872 Turnbuckle Point
Mount Pleasant, SC 29466

If to the Company:
c/o STERIS Corporation
5960 Heisley Road
Mentor, Ohio 44060
Attn: General Counsel

Any person may change its address for notice purposes, or add additional persons to whom copies of any notice should be sent, by written notice to the other party.

13. REMEDIES. If Executive breaches any of his obligations under this Agreement or the Other Agreements or any of the Company's codes and policies in effect (now or in the future) in any material respect, then the Company may, at its sole option, terminate all remaining payments and benefits described in this Agreement and obtain reimbursement from Executive of all payments provided pursuant to Section 3(b) or 4(b) of this Agreement, in addition to other remedies. The breaching party shall also pay expenses and costs incurred as a result of the breach (including, without limitation, reasonable attorneys' fees).

14. ENTIRE AGREEMENT. Subject to the provisions of Sections 5, 6, and 7 hereof, this Agreement, together with Exhibit A, is the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes any and all prior and contemporaneous negotiations, understandings and agreements with regard to the subject matter hereof, whether oral or written. Notwithstanding the foregoing, this Agreement does not supersede or in any way limit or otherwise affect restrictive covenants in any other types of agreements between the Company and Executive to which Executive may be bound, including the Other Agreements.

15. WITHHOLDING TAXES. The Company may withhold from any applicable amount payable under this Agreement all federal, state, local, or other taxes and other deduction required by law, regulation, ruling or agreement to be withheld. No representation, inducement, agreement, promise or understanding altering, modifying, taking from or adding to the terms and conditions hereof shall have any force or effect unless the same is in writing and validly executed by the parties hereto or is part of a formal Company benefit plan.

        EXHIBIT 10.3
16.     SURVIVAL. The following provisions in this Agreement shall survive termination or expiration of this Agreement for any reason, as shall any other provisions which by their nature are intended to survive: Sections 4, 5, 6, 7, 8, 9, 11, 12, 13, 15, and 16.

IN WITNESS WHEREOF, the parties hereto have executed this Transition Agreement as of the day and year first above written.

STERIS plc                            EXECUTIVE

By:    /s/ J. Adam Zangerle            By:     /s/ Walter M Rosebrough, Jr.
Name:    J. Adam Zangerle                Name:     Walter M Rosebrough, Jr.
Title:    Senior Vice President, General
    Counsel and Company Secretary

STERIS Corporation

By: /s/ J. Adam Zangerle
Name:     J. Adam Zangerle
Title:     Senior Vice President, General
     Counsel and Company Secretary

        EXHIBIT 10.3

EXHIBIT A
Definitions

As used in this Transition Agreement between STERIS Corporation (the "Employer") and STERIS plc ("Parent") and Walter M Rosebrough, Jr. ("Executive") dated as of January 29, 2021 (the "Agreement"), the following terms have the indicated meanings:
"Affiliates" means any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company. For purposes of this definition, "control" means the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through ownership of voting securities, by contract, or otherwise.
"Cause" means:
(i)a material breach of this Agreement or the Other Agreements or of the duties of his employment by Executive which, if curable, has not been cured within 30 days after notice from the Company;
(ii) Executive has engaged in dishonest conduct relating to or affecting the performance of his responsibilities for the Company;
(iii)Executive has been convicted of a crime relating to the performance of his duties on behalf of the Company, or involving moral turpitude or constituting a felony;
(iv)Executive has committed gross negligence, willful misconduct, or deceit with respect to the business of the Company and its Affiliates;
(v) Executive has failed without adequate justification to perform his duties under this Agreement with at least the same degree of skill, attention and care that he has exercised in the performance of his duties to the Company and its Affiliates prior to the date of this Agreement;
(vi)Executive has violated the Company Code of Conduct or other codes, policies or requirements regarding employee conduct or performance; or
(vii)Material insubordination.
"Disability" shall have the meaning used for purposes of the Company's long-term disability plan as in effect at the time the Disability is claimed to have occurred.
"Equity Plan" means the Parent's 2006 Long-Term Equity Incentive Plan as amended from time to time or any other equity plan or arrangement established or maintained by the Company or an Affiliate, including any predecessor.
"Person" means any individual and any corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity.